Exhibit 99.1

CalciMedica Reports Second Quarter 2026 Financial Results and Provides Clinical & Corporate Updates

Completed private placement financing of up to approximately $49 million to advance pulmonary hypertension program

Auxora Phase 1b proof-of-concept data in pulmonary arterial hypertension (PAH) and CM5480 IND submission both anticipated in mid-2027

FDA aligned that the primary endpoint for the Phase 2b trial in acute pancreatitis will measure whether Auxora can reduce new-onset severe respiratory failure

LA JOLLA, Calif., August 11, 2026 – CalciMedica, Inc. (“CalciMedica” or the “Company”) (Nasdaq: CALC), a clinical-stage biopharmaceutical company developing novel calcium release-activated calcium (CRAC) channel inhibition therapies for serious inflammatory, immunologic, and cardiopulmonary diseases, today reported financial results for the second quarter ended June 30, 2026 and provided clinical and corporate updates.

"The recent financing supports a pulmonary hypertension strategy, including a Phase 1b proof-of-concept trial using Auxora and the continued development of CM5480 as an oral therapy for chronic use,” said Rachel Leheny, Ph.D., Chief Executive Officer of CalciMedica. “Preclinical models suggest CRAC channel inhibitors may provide a differentiated approach in pulmonary hypertension by targeting multiple disease drivers, including right ventricular dysfunction, which is the principal driver of mortality and not directly targeted by existing therapies. In acute pancreatitis, FDA alignment on the Phase 2b trial endpoints and patient enrichment strategy provides a clear framework for the next stage of development in a disease with no approved therapies. With Auxora PAH data and the CM5480 IND submission both anticipated in mid-2027, we expect multiple meaningful catalysts over the next 12 months."

Recent Program Highlights:

Pulmonary Hypertension (PH) Program Update

•
Private placement financing to advance PH strategy: On June 24, 2026, CalciMedica announced a private placement of up to approximately $49 million in gross proceeds, including approximately $15 million in upfront gross proceeds. The proceeds are expected to support the advancement of Auxora and CM5480 as part of the Company’s pulmonary hypertension strategy.
•
Auxora Phase 1b proof-of-concept trial in PAH planned: CalciMedica plans to evaluate Auxora in a Phase 1b trial in patients with pulmonary arterial hypertension to generate initial clinical evidence regarding the effects of CRAC channel inhibition on pulmonary vascular and right ventricular function. Data are anticipated in mid-2027.

•
CM5480 preclinical and IND-enabling studies advancing: Studies are ongoing to further characterize the pharmacology, pharmacokinetics, and safety profile of CM5480, CalciMedica’s oral CRAC channel inhibitor candidate for chronic use in PH. Preclinical data suggest CM5480 may be differentiated by directly protecting right ventricular function, a key driver of outcomes in PH that is not directly targeted by existing therapies. An IND submission is anticipated in mid-2027.

Acute Pancreatitis (AP) Program Update

•
FDA alignment on Phase 2b trial design: On July 29, 2026, following a Type C Focused Meeting, CalciMedica announced that FDA aligned with the Company’s Phase 2b trial design for Auxora in AP. The primary endpoint will measure whether Auxora can reduce the development of new‑onset severe respiratory failure. Key secondary endpoints will include multi-organ failure and the time until patients are medically ready for discharge. The trial will also evaluate whether elevated lactate dehydrogenase (LDH) can identify patients at higher risk of developing severe disease. AP is a serious inflammatory disease with no FDA-approved therapies and approximately 300,000 hospitalizations annually in the U.S.1

Mechanistic Data from the Phase 2 CARDEA Trial

•
Publication in the Journal of Clinical Investigation: On July 28, 2026, the Journal of Clinical Investigation published a study titled "The CRAC Channel Inhibitor Auxora Reprograms Pathogenic Alveolar Macrophage-T Cell Circuits in Viral Pneumonia". The publication combines findings from an exploratory mechanistic study conducted alongside the Phase 2 CARDEA trial in severe COVID-19 pneumonia with laboratory studies of human immune cells. Together the results provide additional evidence that Auxora modulates key inflammatory pathways involved in lung injury, strengthening the scientific rationale for CRAC channel inhibition in inflammatory lung diseases.

1 Peery AF, et al. Burden and cost of gastrointestinal, liver, and pancreatic diseases in the United States. Gastroenterology. 2022;162(2):621-644.

Financial Results for the Second Quarter Ended June 30, 2026:

Cash Position: Cash and cash equivalents were $18.6 million as of June 30, 2026. The Company expects its cash and cash equivalents to fund its current operating plan into the second half of 2027.

R&D Expenses: Research and development expenses were $2.1 million for the three months ended June 30, 2026, compared to $4.1 million for the three months ended June 30, 2025. For the six months ended June 30, 2026, research and development expenses were $5.6 million, compared to $8.3 million for the six months ended June 30, 2025. The decrease of $2.7 million was primarily due to a decrease in preclinical and clinical trial related activities, consultants and personnel, and chemistry, manufacturing and controls activities.

G&A Expenses: General and administrative expenses were $1.9 million for the three months ended June 30, 2026, compared to $2.6 million for the three months ended June 30, 2025. For the six months ended June 30, 2026, general and administrative expenses were $4.0 million, compared to $4.8 million for the six months ended June 30, 2025. The decrease of $0.8 million was primarily due to a decrease in personnel and consultant costs.

Other Income/Expense: Total other expense was $3.6 million for the three months ended June 30, 2026, compared to total other income of $0.7 million for the three months ended June 30, 2025. For the six months ended June 30, 2026, total other income was $6.9 million, compared to $2.1 million for the six months ended June 30, 2025. The increase of $4.8 million primarily reflected an increase in income from changes in the fair value of the Company’s financial instruments.

Net Income/Loss: Net loss was $7.7 million, or $0.45 per basic and diluted share, for the three months ended June 30, 2026, compared to a net loss of $6.0 million, or $0.40 per basic and diluted share, for the three months ended June 30, 2025. For the six months ended June 30, 2026, net loss was $2.7 million, or $0.16 per basic and diluted share, compared to a net loss of $11.0 million, or $0.76 per basic and diluted share, for the six months ended June 30, 2025.

About Pulmonary Hypertension

Pulmonary hypertension (PH) encompasses a diverse group of diseases, including pulmonary arterial hypertension (PAH). Across PH groups, progressive right ventricular dysfunction is a shared consequence and a key determinant of survival. Approved therapies act primarily on the pulmonary vasculature and do not directly target the failing right ventricle.

Orai1, the pore-forming subunit of the CRAC channel, is upregulated in diseased pulmonary vasculature and cardiac tissue, where persistent CRAC channel signaling has been linked to proliferation, inflammation, vasoconstriction, fibrosis, and remodeling. In preclinical PH models, CRAC channel inhibition has been observed to improve the structure and function of the pulmonary vasculature and both ventricles.2, 3

CalciMedica's planned Phase 1b proof-of-concept trial will evaluate Auxora in patients with PAH and is intended to generate initial clinical evidence supporting CRAC channel inhibition in PH. Findings from the trial are also expected to inform the continued development of CM5480, the Company’s oral CRAC channel inhibitor for chronic dosing.

About Acute Pancreatitis

Acute pancreatitis is a serious inflammatory disease with no FDA-approved therapies and approximately 300,000 hospitalizations annually in the U.S.4 Respiratory failure is a major driver of mortality and intensive care utilization among patients with severe disease.

CalciMedica’s planned Phase 2b trial will evaluate new-onset severe respiratory failure as the primary endpoint, with multi-organ failure and time to medically indicated discharge as key secondary endpoints. The trial will also assess elevated lactate dehydrogenase as a potential enrichment marker to identify patients at increased risk of severe disease. Initiation of the trial is subject to additional financing.

About Auxora

Auxora™ (zegocractin) is CalciMedica’s proprietary intravenous CRAC channel inhibitor and most advanced pipeline candidate. It is designed to reduce inflammation by inhibiting CRAC channel-driven cytokine release in immune cells and to limit excessive calcium entry that may contribute to organ injury.

Auxora has been studied in more than 350 patients across conditions involving endothelial injury and respiratory failure:

•
Acute pancreatitis: In the Phase 2b CARPO trial, Auxora produced a dose-dependent reduction in median time to solid food tolerance among hyper-inflamed patients. The medium and high dose groups also experienced a 100% reduction in new-onset severe respiratory failure compared with placebo.

2 Saint-Martin Willer A, Ruffenach G, Masson B, et al. Combination of Orai1 inhibitor CM5480 with specific therapy mitigates pulmonary hypertension and its cardiac dysfunction. JCI Insight. 2025. doi:10.1172/jci.insight.191780.

3 Bartoli F, Bailey MA, Rode B, et al. Orai1 channel inhibition preserves left ventricular systolic function and normal Ca2+ handling after pressure overload. Circulation. 2020;141(3):199-216.

4 Peery AF, et al. Burden and cost of gastrointestinal, liver, and pancreatic diseases in the United States. Gastroenterology. 2022;162(2):621-644.

•
Pulmonary arterial hypertension: CalciMedica plans to conduct a Phase 1b proof-of-concept trial, with data anticipated in mid-2027.
•
COVID-19 pneumonia: In the Phase 2 CARDEA trial, Auxora reduced 30-day all-cause mortality by 56% compared with placebo.
•
Acute kidney injury with respiratory failure: Auxora was evaluated in the Phase 2 KOURAGE trial, in which enrollment was paused in January 2026 following a mortality imbalance. No drug-related toxicity was identified. FDA subsequently reviewed a protocol amendment and interim safety data without comments or questions, allowing clinical development of Auxora to proceed. CalciMedica does not plan to restart KOURAGE at this time.

About CM5480

CM5480 is CalciMedica’s proprietary oral CRAC channel inhibitor designed for chronic dosing. By inhibiting Orai1-containing CRAC channels, it is intended to regulate abnormal calcium entry linked to vasoconstriction, pulmonary vascular remodeling, and right ventricular dysfunction.

In preclinical pulmonary hypertension models, CM5480 and other CRAC channel inhibitors have improved hemodynamics and reduced pulmonary vascular and right ventricular remodeling, both as monotherapy and in combination with vasodilators. In a rodent pulmonary artery banding model, which isolates cardiac effects from changes in the pulmonary vasculature, CM5480 also demonstrated evidence of direct protective activity in the right ventricle.

These findings support the potential of CM5480 as a differentiated therapy targeting key drivers of disease progression. CalciMedica is advancing CM5480 for pulmonary hypertension, including PAH and PH-HFpEF, and anticipates submitting an IND in mid-2027.

About CalciMedica

CalciMedica is a clinical-stage biopharmaceutical company developing novel calcium release-activated calcium (CRAC) channel inhibition therapies for serious inflammatory, immunologic, and cardiopulmonary diseases. The Company's pipeline includes two distinct CRAC channel inhibitor compounds: zegocractin, which is formulated for intravenous administration as Auxora™, and CM5480, which is designed for chronic oral dosing. Auxora has been evaluated in more than 350 patients and is being developed for pulmonary arterial hypertension and acute pancreatitis, including a planned Phase 1b proof-of-concept trial in PAH and a planned Phase 2b trial in acute pancreatitis. CM5480 is being developed for pulmonary hypertension, with an IND submission anticipated in mid-2027. For more information, please visit www.calcimedica.com.

Forward-Looking Statements
This communication contains forward-looking statements which include, but are not limited to, statements regarding CalciMedica’s business strategy and clinical development plans for Auxora™ and CM5480; the planned design, initiation, conduct, timing, and completion of a Phase 2b trial of Auxora in AP, including that initiation of the trial is subject to additional financing; CalciMedica's interpretation of its discussions with FDA, including the potential use of LDH as an enrichment marker; the potential safety, efficacy, clinical utility, and regulatory development path for Auxora in AP; CalciMedica’s plans to evaluate Auxora in a Phase 1b proof-of-concept trial in PAH, including the anticipated timing of data from that trial; CalciMedica’s plans regarding the KOURAGE trial, including its current intention not to restart the trial; the development of CM5480 as a potential oral therapy for pulmonary hypertension, including the anticipated timing of an IND submission; the potential benefits and differentiated therapeutic profile of Auxora, CM5480, and CRAC channel inhibition, including their potential effects on pulmonary vascular remodeling, right ventricular dysfunction, inflammation, endothelial injury, and other disease-related pathways; CalciMedica’s interpretations of clinical, preclinical, mechanistic, and biomarker data; the expected use of proceeds from CalciMedica’s private placement; CalciMedica’s expected cash runway into the second half of 2027; and the potential of CalciMedica's proprietary technology to provide therapeutic benefit in inflammatory, immunologic, and cardiopulmonary diseases. These forward-looking statements are subject to the safe harbor provisions under the Private Securities Litigation Reform Act of 1995. CalciMedica's expectations and beliefs regarding these matters may not materialize. Actual outcomes and results may differ materially from those contemplated by these forward-looking statements as a result of uncertainties, risks, and changes in circumstances, including but not limited to risks and uncertainties related to: the impact of fluctuations in global financial markets on CalciMedica's business and the actions it may take in response thereto; CalciMedica's ability to execute its plans and strategies; CalciMedica’s ability to obtain and maintain regulatory approval for Auxora and CM5480; results from clinical trials or preclinical studies may not be indicative of results that may be observed in the future; potential safety and other complications from Auxora and CM5480; the scope, progress and expansion of developing and commercializing Auxora; the size and growth of the market therefor and the rate and degree of market acceptance thereof; economic, business, competitive, and/or regulatory factors affecting the business of CalciMedica generally; CalciMedica's ability to protect its intellectual property position; the impact of government laws and regulations; and CalciMedica's financial position and need for additional capital. Additional risks and uncertainties that could cause actual outcomes and results to differ materially from those contemplated by the forward-looking statements are included under the caption “Risk Factors” in CalciMedica's Quarterly Report on Form 10-Q for the quarter ended June 30, 2026, being filed with the SEC later today, and elsewhere in CalciMedica's subsequent reports on Form 10-K, Form 10-Q or Form 8-K filed with the SEC from time to time and available at www.sec.gov. These documents can be accessed on CalciMedica's web page at ir.calcimedica.com/financials-filings/sec-filings. The forward-looking statements contained herein are made as of the date hereof, and CalciMedica undertakes no obligation to update them after this date, except as required by law.

Investor Relations Contact

Joyce Allaire

LifeSci Advisors, LLC

jallaire@lifesciadvisors.com

CALCIMEDICA, INC.

Condensed Consolidated Balance Sheets

(in thousands, except par value and share amounts)

(Unaudited)

	June 30, 2026	December 31, 2025

Assets
Current assets
Cash and cash equivalents	$18,617	$11,520
Short-term investments	—	1,496
Prepaid clinical trial expenses	228	201
Other prepaid expenses and current assets	575	259
Assets held for sale	43	54
Total current assets	19,463	13,530
Property and equipment, net	36	50
Other assets	4	11
Total assets	$19,503	$13,591
Liabilities and Stockholders’ Equity (Deficit)
Current liabilities
Accounts payable	$2,073	$1,161
Accrued clinical trial costs	193	1,081
Accrued expenses	1,224	290
Current portion, promissory note	—	1,250
Total current liabilities	3,490	3,782
Long-term liabilities
Promissory note	9,200	8,450
Warrant liability	1,300	8,000
Total liabilities	13,990	20,232
Commitments and contingencies (Note 8)
Stockholders’ equity (deficit)
Preferred stock, $0.0001 par value; 10,000,000 shares authorized at June 30, 2026 and December 31, 2025, respectively; no shares issued and outstanding at June 30, 2026 and December 31, 2025, respectively	—	—
Common stock, $0.0001 par value; 500,000,000 shares authorized at June 30, 2026 and December 31, 2025, respectively; 30,736,401 and 15,437,410, issued and outstanding at June 30, 2026 and December 31, 2025, respectively	6	4
Additional paid-in capital	197,510	182,681
Accumulated deficit	(192,002)	(189,326)
Accumulated other comprehensive loss	(1)	—
Total stockholders’ equity (deficit)	5,513	(6,641)
Total liabilities and stockholders’ equity (deficit)	$19,503	$13,591

CALCIMEDICA, INC.

Condensed Consolidated Statements of Operations

(in thousands, except share and per share amounts)

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2026	2025	2026	2025
Operating expenses:
Research and development	$2,102	$4,052	$5,587	$8,276
General and administrative	1,910	2,569	4,036	4,842
Total operating expenses	4,012	6,621	9,623	13,118
Loss from operations	(4,012)	(6,621)	(9,623)	(13,118)
Other income (expense):
Change in fair value of financial instruments	(3,600)	500	7,200	2,200
Interest expense	(325)	(324)	(644)	(771)
Interest income	54	220	160	422
Other income	231	269	231	269
Total other (expense) income	(3,640)	665	6,947	2,120
Net loss	$(7,652)	$(5,956)	$(2,676)	$(10,998)
Net loss per share - basic and diluted	$(0.45)	$(0.40)	$(0.16)	$(0.76)
Weighted-average number of shares outstanding used in computing net loss per share—basic and diluted	17,100,457	14,995,404	16,464,841	14,560,900